    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266006 and 333-254524) and Form F-3 (No. 333-264340) of our report dated March 31, 2025, with respect to the consolidated financial statements of Connect Biopharma Holdings Limited included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ CBIZ CPAs P.C.

New York, NY
March 31, 2025